Exhibit 11

                       AZTAR CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
              For the periods ended June 29, 1995 and June 30, 1994
         ---------------------------------------------------------------
                      (in thousands, except per share data)


                                         Second Quarter         Six Months
                                       -------------------  -------------------
                                          1995      1994      1995      1994
                                       --------- ---------  --------- ---------
Net income                             $     525  $  6,581  $  2,485  $ 11,134
Deduct: preferred stock dividend
  (net of income taxes credited to
  retained earnings)                        (154)     (155)     (312)     (311)
                                        --------- --------- --------  --------

Net income applicable to computation    $    371  $  6,426  $  2,173  $ 10,823
                                        ========  ========  ========  ========
Weighted average common shares
  assuming no dilution                    38,026    37,371    37,837    37,368
   Common equivalent shares
    Additional shares applicable to
      restricted stock based on the
      market close price at the end
      of the period                           --        --        --        --
    Additional shares applicable to
      stock options based on the
      weighted average market price        1,093       813     1,015       855
                                        --------  --------  --------  --------
Weighted average common shares
  applicable to net income per
  common and common equivalent share      39,119    38,184    38,852    38,223

    Additional shares applicable to
      stock options based on the market
      close price at the end of the period    24        --       140        --

   Conversion of preferred stock at
      the stated rate                      1,002     1,027     1,005     1,029
                                        --------  --------  --------  --------
Weighted average common shares
  assuming full dilution                  40,145    39,211    39,997    39,252
                                        ========  ========  ========  ========

Net income per common and common
  equivalent share                      $    .01  $    .17  $    .06  $    .28

Net income per common share assuming
  full dilution                         $    .01  $    .16  $    .05  $    .28